Exhibit n.8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Solar Capital Ltd.:

Under date of February 25, 2015, we reported on the consolidated statements of assets and liabilities, including the consolidated schedule of investments, of Solar Capital Ltd. (and subsidiaries) (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the aforementioned consolidated financial statements, we also audited the consolidated financial statement schedule under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

February 25, 2015